SEPRAGEN CORPORATION           DRAFT 3/28/97

                             BALANCE SHEET

                                 ASSETS
                                            December 31,
                                           1996               1995
  Current assets:
      Cash                            $ 217,057        $    23,364
      Marketable securities                  --          3,586,145
      Accounts receivable, less
        allowance for doubtful
        accounts of $10,298 and
        $30,459 as of December 31,
        1996 and 1995, respectively     183,805            278,688
      Inventories                       474,872            777,620
      Prepaid expenses and other         12,633             57,130

         Total current assets           888,367          4,722,947
  Furniture and equipment, net          388,201            252,150
  Intangible assets                     130,837            111,709
                                   $  1,407,425        $ 5,086,806

             LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

  Current liabilities:
      Accounts payable              $  196,686           $ 230,799
      Accrued liabilities               67,665             174,395
      Accrued payroll and benefits     110,967              80,633
      Interest payable                      --              4,285
         Total current liabilities     375,318             490,112
  Commitments:
      Class E common stock, no par
        value--1,600,000 shares authorized;
        1,209,894 and 1,111,961 shares
        issued and outstanding at December 31,
        1996 and 1995; redeemable at
        $.01 per share                      --                  --
  Shareholders' equity (deficit):
      Preferred stock, no par value--
        5,000,000 shares authorized; none
        issued and outstanding at
        December 31, 1996 and 1995          --                  --
      Class A common stock, no par
        value--20,000,000 shares
        authorized; 2,149,155 and
        2,070,000 shares issued and
        outstanding at December 31,
        1996 and 1995                8,812,701           8,353,737
      Class B common stock, no par
        value--2,600,000 shares
        authorized; 707,276 and
        786,431 shares issued and
        outstanding at December 31,
        1996 and 1995                4,100,992           4,559,956
      Net unrealized loss on
        available-for-sale securities       --             (14,462)
      Accumulated deficit          (11,881,586)         (8,302,537)
        Total shareholders'
          equity (deficit)           1,032,107          (4,596,694)

                                   $ 1,407,425         $ 5,086,806

                          SEPRAGEN CORPORATION           DRAFT 3/28/97

                        STATEMENTS OF OPERATIONS
             for the years ended December 31, 1996 and 1995

                                         For the Years
                                         Ended December 31,
                                                 1996        1995

  Revenues:
      Net sales                        $ 1,002,562   $  1,046,256
  Costs and expenses:
      Cost of goods sold                   840,593        685,291
      Selling, general, and
        administrative                   2,344,273      2,280,130
      Research and development           1,487,231      1,077,342
        Total costs and expenses         4,672,097      4,042,763
        Loss from operations            (3,669,535)    (2,996,507)
  Interest expense                             --        (138,482)
  Interest income and other, net            90,486        222,132
        Net loss                     $  (3,579,049)  $ (2,912,857)

  Net loss per common and common
      equivalent share                 $     (1.25)   $     (1.25)

  Weighted average shares
      outstanding                        2,856,431      2,332,283





                                                         DRAFT 3/28/97

      The following table is included as an aid to understanding the Company's operating results. The table sets forth the percentages which each item bears to revenues and the percentage change in dollar amounts from year to year.

                                      Year to Year         Percentage
                                        Percentage           Increase
                          Relationship to Revenues         (Decrease)
                                      % of    % of      Year     Year
                                  Revenues   Revs.     Ended    Ended
  Account Name                        1996    1995      1996     1995

  Revenues                           100%     36%       (4)%    (41%
  Cost and Expenses
    Cost of goods sold               84 %     19%        23%    (32)%
    Selling, general and
      administrative                 234%    (11)%        3%    128%
    Research and
      development                    148%       8%        38%    135%
      Total costs and
        expenses                     466%       3%        16%     64%
  Loss from operations              (366)%   (37)%        22%   345%
  Interest expense                    (0)%   716%      (100)%   (27)%
  Interest income and
      other, net                       9%      0%        59%    n/a

  Net loss                          (357)%   (21)%        23%   238%